EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) the Registration Statement of S&W Seed Company (the "Registrant") on Form S-1 as amended under cover of Form S-3 (File No. 333-164588) declared effective on February 8, 2012, (ii) the Registrant's Registration Statement on Form S-3 (No. 333-178481 declared effective on February 8, 2012; and (iii) the Registrant's Registration Statement on Form S-8 pertaining to the 2009 Incentive Stock Plan of S&W Seed Company (No. 333-169742), of our report dated November 14, 2012 relating to our audits of the financial statements of Imperial Valley Seeds, Inc. as of and for the years ended December 31, 2011 and 2010 that appear in this Current Report on Form 8-K/A.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
November 27, 2012